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                                                                    EXHIBIT 23.1


To the Board of Directors
APACHE Medical Systems, Inc.:


We consent to the use of our report dated February 7, 1997, incorporated herein by reference, relating to the consolidated balance sheets of APACHE Medical Systems, Inc. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 1996, and the related schedule.

                                                /s/  KPMG Peat Marwick LLP

                                                KPMG Peat Marwick LLP

McLean, VA
September 24, 1997